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                                                                 EXHIBIT 10.4.17

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of ________________, 1998, by and between Newriders, Inc., a Nevada corporation (the "Company") and William Prather (the "Executive").

                                   WITNESSETH:

      WHEREAS, the Company and its affiliates are engaged in a combined publishing, entertainment, apparel, accessory and restaurant business which markets services and products to persons who identify with the "freedom of the road" lifestyle surrounding the American-made cruiser motorcycle;

      WHEREAS, the Executive has executed that certain LLC Interest Contribution Agreement dated June ____, 1998, by and among the Executive, the Company and other parties therein named (the "Contribution Agreement") pursuant to which the Executive has agreed to contribute to Easyriders, Inc., ("Easyriders") all of the Executive's interest in M&B Restaurants, L.C., a Texas limited liability company, subject to, among other things, the execution of this Agreement;

      WHEREAS, the Executive, by education and experience, possesses extraordinary qualifications to serve as chief executive officer of the Company and Easyriders; and

      WHEREAS, the Company desires to employ the Executive and the Executive desires to accept such employment with the Company, in each case upon the terms and subject to the conditions hereinafter set forth;

      NOW THEREFORE, in consideration of the premises and the mutual covenants herein set forth, it is agreed as follows:

      1. EMPLOYMENT. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, subject to the terms and conditions set forth herein. This Agreement shall become effective only upon the closing date of the transactions contemplated by the Contribution Agreement (the "Effective Date").

      2. TERM. Subject to the provisions hereof, the term of the Executive's employment by the Company under this Agreement shall be for a period of five (5) years commencing on the Effective Date, provided that such term of employment shall continue thereafter unless and until terminated by either the Company or the Executive upon no less than sixty (60) days' prior written notice to the other of the desire to terminate such employment. The term of the Executive's employment hereunder, including any continuation of the original term, is hereinafter referred to as the "Employment Period."

      3. POSITION AND DUTIES. During the Employment Period, the Executive agrees to be employed by and to serve the Company as its President and Chief Executive Officer,

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and the Company agrees to employ and retain the Executive in such capacities.
The Executive shall also perform similar services as chief executive officer for Easyriders and other any other Affiliates (as hereinafter defined) of the Company without additional compensation, as may be requested from time to time by the Board of Directors of the Company. In such capacities, the Executive shall render such managerial, administrative and other services as are customarily associated with or incident to such positions and shall have the authority necessary or appropriate to perform such duties and responsibilities. The Executive shall devote his business time, energy, and skill to the affairs of the Company on a full-time basis and the Executive shall report to the Company's and Easyriders' board of directors. The Company shall not appoint any individual to whom the Executive shall report, or who shall have the right to supervise the Executive, provided, however, that the Company's board of directors may appoint one or more members of the board of directors to coordinate the reporting from the Executive to the board of directors.

      4. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following meanings:

      (a) "Affiliate" of the Company means any person, corporation or other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company.

      (b) "Termination For Cause" shall mean termination by the Company of the Executive's employment by the Company by reason of the Executive's willful dishonesty towards or fraud upon the Company, or by reason of the Executive's willful material breach of this Agreement which has resulted in material injury to the Company. No act or failure to act shall be considered "willful" if it is done by the Executive in the good faith belief that his act or omission furthered the interests of the Company.

      (c) "Termination Other Than For Cause" shall mean termination by the Company of the Executive's employment by the Company (other than a Termination For Cause).

      (d) "Voluntary Resignation" shall mean termination by the Executive of the Executive's employment by the Company other than (i) a Resignation for Sufficient Reason and (ii) a termination by reason of the Executive's death or disability as described herein.

      (e) "Resignation For Sufficient Reason" means termination by the Executive of the Executive's employment by the Company (i) within six
           (6) months following a "Change in Control," or (ii) at any time after the Company changes the Executive's title, working conditions, duties, status or authority in a manner that is not consistent with the office of chief executive officer of the Company and Easyriders or otherwise breaches this Agreement in any material respect.


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      (f)  "Change in Control" shall mean (i) the time that the Company first determines that any person (and all other persons who constitute a group within the meaning ofSection 13 (d) (3) of the Securities Exchange Act of 1934 ("Exchange Act")), other than a person who is a director or officer of the Company or Easyriders on the Effective Date, has acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of Easyriders' outstanding securities, or (ii) the first day on which a majority of the members of Easyriders' board of directors are not "Continuing Directors."

      (g) "Continuing Directors" shall mean, as of any date of determination, any member of Easyriders' board of directors who (i) was a member of that board of directors on the Effective Date, (ii) has been a member of that board of directors for the two years immediately preceding such date of determination, or (iii) was nominated for election or elected to Easyriders' board of directors with the affirmative vote of a majority of the Continuing Directors who were members of Easyriders' board of directors at the time of such nomination or election.

5. TERMINATION FOR CAUSE. Termination For Cause may be effected by the Company at any time during the Employment Period, effective upon written notification to the Executive which specifies the reasons therefor. Upon Termination For Cause, the Executive shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company or its Affiliates in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, but the Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

6. RESIGNATION FOR SUFFICIENT REASON OR TERMINATION OTHER THAN FOR CAUSE. The Company may effect a Termination Other Than For Cause at any time upon giving written notice to the Executive at least sixty (60) days prior to the effective date of termination specified in such notice. Resignation for Sufficient Reason may be effected by the Executive at any time, effective upon written notice of resignation to the Company which specifies the reasons therefor. Upon any Termination Other Than For Cause or upon any Resignation For Sufficient Reason, the Executive shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company or its Affiliates in which the Executive is a participant to the full extent of the Executive's rights under such plans (including accelerated vesting, if any, of awards granted to the Executive under Easyriders' stock option plan), accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, and all Severance Compensation as hereinafter provided.


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7. TERMINATION BY REASON OF DISABILITY. If, during the Employment Period, the
Executive, in the reasonable judgment of the Company's board of directors, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than ninety (90) consecutive days, the Company shall have the right to terminate the Executive's employment hereunder by written notification to the Executive and payment to the Executive of all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company or its Affiliates in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, with the exception of medical and dental benefits which shall continue through the expiration of the initial five-year Employment Period, but the Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

8. DEATH. In the event of the Executive's death during the Employment Period, Executive's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Company shall promptly pay to his estate or such beneficiaries as the Executive may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company or its Affiliates in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, but the Executive's estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

9. VOLUNTARY RESIGNATION. The Executive shall give the Company written notice of his Voluntary Resignation at least sixty (60) days prior to the effective date of termination of employment. In the event of a Voluntary Resignation, the Company shall promptly pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company or its Affiliates in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, Severance Compensation. For a period of one year following a Voluntary Resignation of the Executive, the Executive agrees that he shall not, directly or indirectly, engage or be interested in and shall not, directly or indirectly, have any interest in, own, manage, operate, control, be connected with as a stockholder, joint venturer, officer, partner, employee, or consultant, or otherwise engage or invest or participate in any restaurant business that specializes in barbecue menu items, or that utilizes a motorcycle-based theme or decor, at any location that is within five (5) miles of any restaurant owned or operated by the Company or any its Affiliates on the date of such Voluntary Resignation.


10. BASE SALARY. As payment for the services to be rendered by the Executive as provided in Section 3, the Company agrees to pay to the Executive during the Employment Period a base salary at the annual rate of two hundred thousand dollars ($200,000) payable in installments in accordance with the Company's customary payroll practices. The Executive's base salary shall be reviewed annually by the Compensation Committee of Easyriders' board of directors ("Compensation Committee"), and the Base Salary for each year (or portion thereof)



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beginning on the first anniversary of the Effective Date, may be increased (but not decreased) to conform to the Company's compensation policies for senior management.

11. BONUSES. The Executive shall be eligible to receive a discretionary bonus for each year (or portion thereof) during the Employment Period, with the actual amount of any such bonus to be determined in the sole discretion of the Company's board of directors based upon its evaluation of the Executive's performance during such year. All such bonuses shall be reviewed annually by the Compensation Committee.

12. ADDITIONAL BENEFITS. During the term of this Agreement, the Executive shall be entitled to the following fringe benefits:

      (a) Executive Benefits. The Executive shall be eligible to participate in such of the Company's and Easyriders' benefits and deferred compensation plans as are now generally available or later made generally available to executive officers or senior employees of the Company or Easyriders, including, without limitation, the Company's and Easyriders' stock option plan, profit sharing plans, annual physical examinations, dental and medical plans, personal catastrophe and disability insurance, financial planning, retirement plans and supplementary executive retirement plans, if any.

      (b) Vacation. The Executive shall be entitled to four (4) weeks of vacation during each year during the Employment Period, prorated for partial years.

      (c) Life Insurance.During the Employment Period, the Company or an Affiliate thereof shall at its expense procure and keep in effect term life insurance on the life of the Executive payable to the Employee's designated beneficiaries in the aggregate amount of $1,000,000. The Company or an Affiliate thereof shall also maintain at its cost all life insurance policies on the Executive's life which are required by the Company's (or its Affiliates') lenders and, at any such time as such policy is no longer so required, the Company shall offer to assign and transfer such policy to the Executive for an amount equal to its then cash value (if any).

      (d) Reimbursement for Expenses. During the Employment Period, the Corporation shall reimburse the Executive for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by the Executive in connection with his duties under this Agreement. The Company also shall furnish the Executive, without charge, with all necessary or appropriate office facilities and secretarial support.

13. SEVERANCE COMPENSATION. In the event the Executive's employment is terminated by a Termination Other Than For Cause or by a Resignation For Sufficient Reason within the initial five-year term of the Employment Period, the Executive shall be paid as severance compensation ("Severance Compensation") his base salary (at the rate payable at the time of such termination), for a period equal to the remaining portion of the initial five-year Employment Period, not to exceed thirty (30) months. The Severance Compensation payable to the Executive during such period shall NOT be reduced by the amount of any compensation that the Executive actually receives from any new employer after the date of termination and the Executive is under no obligation to mitigate the amount owed the Executive pursuant to this


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Section by seeking other employment or otherwise. Notwithstanding anything in this Section to the contrary, the Executive may in the Executive's sole discretion, by delivery of a notice to the Company within sixty (60) days following a Termination Other Than For Cause or a Resignation For Sufficient Reason, elect to receive from the Company a lump sum Severance Compensation payment by bank cashier's check equal to the present value (discounted at the rate of 5% per annum) of the flow of cash payments that would otherwise be paid to the Executive as Severance Compensation under this Section. The Executive shall also be entitled to an accelerated vesting of any awards granted to the Executive under the Company's or Easyriders' stock option plan to the extent provided in the stock option agreement entered into at the time of grant. The Executive shall continue to accrue retirement benefits and shall continue to enjoy any medical, dental, disability and other benefits under any plans of the Company or its Affiliates in which the Executive is a participant to the full extent of the Executive's rights under such plans, including any perquisites provided under this Agreement, through the remaining term of the initial five-year Employment Period not to exceed thirty (30) months; provided, however, that the benefits under any such plans of the Company or its Affiliates in which the Executive is a participant, including any such perquisites, shall cease upon re-employment of Executive by a new employer.

14. REGISTRATION RIGHTS. Within 90 days after the request of the Executive following a Termination Other Than For Cause or a Resignation For Sufficient Cause, the Company shall cause Easyriders to file (and cause Easyriders to use its best efforts to cause to become effective within 120 days after such request), maintain, supplement and update for a period of at least 30 days from its effective date, a registration statement in accordance with the applicable rules and regulations of the Securities and Exchange Commission which permits the Executive to sell or distribute all of the Executive's shares of Easyriders' common stock which constitute Restricted Securities (as defined below) or such lesser number of shares specified in the Executive's request; provided that Easyriders shall have no obligation to file more than one such registration statement. "Restricted Securities" means all of Easyriders common stock received by Executive pursuant to the Contribution Agreement; provided, however, that any Restricted Securities shall cease to be Restricted Securities when such Restricted Securities may be sold under Rule 144 (or any similar provision then in force) under the Securities Act of 1933, as amended. In connection with the offering of any of Easyriders' shares pursuant to this section, the Company shall also take such action as may be reasonably necessary to qualify or register such shares under the "blue sky" or securities laws of such states as may be reasonably requested by the Executive. All reasonable costs and expenses of registration (excluding underwriter's compensation) of the Executive's shares of Easyriders' stock shall be borne by the Company or Easyriders. The rights and obligations of the Executive and the Company under this Section 14 shall be subject to such other terms and conditions, mutually satisfactory to the Executive and the Company, as are customarily contained in registration rights agreements, including, but not limited to, with respect to priorities, holdbacks, blackouts, selection of underwriters, registration procedures and indemnification.

15. OUTSIDE ACTIVITIES. Nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for investing personal assets and/or those of family members in such form or manner that will not violate this Agreement, including but not limited to Sections 3 and 18 hereof.


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16. PAYMENT OBLIGATIONS. The Company's obligation to pay the Executive the
Severance Compensation and to make the arrangements provided herein shall be unconditional, and the Executive shall have no obligation whatsoever to mitigate damages hereunder. If litigation after a Termination Other Than For Cause or a Registration For Sufficient Reason shall be brought to enforce or interpret any provision contained herein, the Company, to the extent permitted by applicable law and the Company's articles of incorporation and bylaws, hereby indemnifies and agrees to reimburse the Executive for the Executive's reasonable attorneys' fees and disbursements incurred in such litigation if the Executive prevails in such litigation.

17. COVENANT NOT TO DISCLOSE. The Executive covenants and agrees that he will not, at any time during or after the termination of his employment by the Company, communicate or disclose to any person, corporation or other entity, or use for his own account, or advise, discuss with, or in any way assist any other person, corporation or entity in obtaining or learning about, without the prior written consent of the Company, confidential information concerning the business and affairs of the Company or any of its Affiliates. The Executive further covenants and agrees that he shall retain all such knowledge and information concerning the foregoing in trust for the sole benefit of the Company and its Affiliates and their respective successors and assigns.

18. AGREEMENT NOT TO COMPETE.For a period beginning on the Effective Date and ending on the later of (i) the expiration or other termination (for any reason) of the Employment Period or (ii) the expiration of the period, if any, for which the Executive is entitled to receive Severance Compensation under Section 13 hereof, Executive agrees that he shall not, for any reason, directly or indirectly, engage or be interested in, and shall not, directly or indirectly, have any interest in, own, manage, operate, control, be connected with as a stockholder, joint venturer, officer, partner, employee or consultant, or otherwise engage or invest or participate in any restaurant business that specializes in barbecue menu items, or that utilizes a motorcycle-based theme or decor, at any location which is within five (5) miles of any restaurant owned or operated by the Company or any of its Affiliates on the date of expiration or other termination of the Employment Period. Executive agrees that the duration and area for which the covenant set forth in this Section 18 and in Section 9 are to be effective are reasonable. In the event that any court determines that the time period or the geographical areas provided for in this Section 18 or in
Section 9, or both of them are unreasonable and that such covenant is to that extent unenforceable, such covenant shall remain in full force and effect for the greatest time period and in the greatest geographical area that would not render it unenforceable.

19. ESSENTIAL NATURE OF COVENANTS. The covenants contained in Sections 17 and 18 and in the final sentence of Section 9 of this Agreement (the "Restrictive Covenants") shall be construed as independent of any other provision of this Agreement and the existence of any claim or cause of action of the Executive against the Company or any of its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Restrictive Covenants. The Executive understands that the Restrictive Covenants are essential elements of the transactions contemplated by this Agreement and, but for the agreement of the Executive to be bound by the Restrictive Covenants, the Company would not have agreed to enter into such transactions. The Executive has been advised to consult with his counsel in order to be informed in all respects


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concerning the reasonableness and propriety of the Restrictive Covenants with specific regard to the nature of the business conducted by the Company, and the Executive acknowledges that the Restrictive Covenants are reasonable in all respects.

20. REMEDIES. In the event of a breach or threatened breach by the Executive of the Restrictive Covenants, the Company shall be entitled to make application for a temporary restraining order and an injunction restraining the Executive from the commission of such breach. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages.

21. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

22. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective permitted successors, assigns, heirs and legal representatives. The Company may assign this Agreement to an Affiliate only with the prior written consent of the Executive, which consent shall not be unreasonably withheld. The Executive may not assign this Agreement.

23. SEVERABILITY. The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such section. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

24. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original, but all of which together shall constitute one and the same instrument.

25. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the state of California.

26. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NEWRIDERS, INC.


By: --------------------------------    ----------------------------------------
    Name:                               WILLIAM PRATHER
    Title:


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